WAIVER AND AMENDMENT NO. 1

TO

CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 1 (this “Amendment”) is entered into as of December 16, 2005, by and among OBLIO TELECOM, INC., a Delaware corporation (“Oblio”), each of its direct and indirect subsidiaries signatory hereto (Oblio and each such subsidiary are referred to, individually and collectively, jointly and severally as the “Borrower”), TITAN GLOBAL HOLDINGS, INC (f/k/a Ventures- National Incorporated) (“Parent”), FARWELL EQUITY PARTNERS, LLC (“Farwell”) (Parent, Farwell and Borrower, each individually a “Credit Party” and collectively the “Credit Parties”) and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”).

BACKGROUND

Borrower and Lender entered into a Credit and Security Agreement dated as of August 12, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lender provided Borrower with certain financial accommodations.

The Borrower has requested that Lender waive certain Events of Default that have occurred and make certain amendments to the Loan Agreement, and Lender is willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.  Acknowledgement. Credit Parties hereby affirm and acknowledge that (a) as of December 13, 2005, there is presently due and owing to Lender the principal amounts of $2,860,142.93 with respect to Revolving Facility, $ 4,375,000.01 with respect to Term Loan A and $5,599,999.99 with respect to Term Loan B, in each case together with interest (including, without limitation, interest at the Default Rate), costs, fees (including without limitation, the Non-Compliance Fee) and expenses (collectively, the “Amount”), (b) the Amount is due and owing without defense, offset or counterclaim of any kind or nature whatsoever, and (c) the Loan Documents are and shall continue to be legal, valid and binding obligations and agreements of Borrower enforceable in accordance with their respective terms.

3.  Waiver. Subject to the satisfaction of conditions precedent set forth in Section 6 below, Lender hereby waives the Events of Default existing pursuant to (i) Section 8.1(c) of the Loan Agreement as a result of Borrower’s failure to comply (without giving effect to any amendments thereto in this Amendment No. 1) with Paragraph 1 of Annex 1 of the Loan Agreement as a result of Borrower’s failure to maintain the Minimum EBITDA required for the one month period ending September 30, 2005 and the two month period ending October 31, 2005, so long as Borrower’s EBITDA for such periods was not less than $470,000 and $340,000, respectively; (ii) Section 8.1(b) of the Loan Agreement as a result of Borrower’s failure to comply with Sections 5.4, 5.11, 5.18 and 5.20(b) of the Loan Agreement solely due to Borrower maintaining Inventory at locations in violation of the Loan Agreement and not disclosed to Lender, so long as each of the events giving rise to such Defaults are complied with not later than the Amendment No. 1 Effective Date and (iii) Section 8.1(c) of the Loan Agreement as a result of Borrower’s failure to comply with (x) Section 2.5 solely with respect to Borrower’s failure to ensure that all collections are delivered to the appropriate Lockbox Account, and (y) Sections 6.16, 7.8 and 7.10(b) of the Loan Agreement solely with respect to Borrower maintaining Inventory at locations in violation of the Loan Agreement and not disclosed to Lender, so long as each of the events giving rise to the foregoing Defaults are complied with not later than the Amendment No. 1 Effective Date. Lender’s election not to exercise any rights or remedies with respect to the aforementioned Events of Default does not limit in any manner whatsoever Borrower’s obligation to comply with, and Lender’s right to insist on Borrower’s compliance with, each and every term of the Loan Agreement and the other Loan Documents, including without limitation, the aforementioned Sections in clauses (ii) and (iii) above, and such waivers shall not preclude the future exercise of any right, power, or privilege available to Lender whether under the Loan Agreement, the other Loan Documents or otherwise.

4.  Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 6 below, the Loan Agreement is hereby amended as follows:

(a)  The fifth sentence of Section 2.1(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

“Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the Receivables Percentage of the Borrowing Base for Eligible Receivables minus, if applicable, amounts adjusted or reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”).”

(b)  Section 2.3 of the Loan Agreement is hereby amended by amending the first sentence thereof in its entirety to read as follows:

“Interest on outstanding Advances under the Revolving Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of (i) the Prime Rate plus five percent (5%) during the period commencing on the Amendment No. 1 Effective Date and continuing through the later of (x) February 28, 2006 or (y) the repayment in full in cash of the Term Loan Facilities and (ii) the Prime Rate plus one percent (1%) at all other times, provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than six and one half percent (6.50%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.”

(c)  Section 2.5 of the Loan Agreement is hereby amended by amending the second sentence thereof in its entirety to read as follows:

“Each Borrower shall ensure that all collections of Borrower’s Accounts and all other cash payments received by Borrower are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account; provided, however, Account Debtors may send payments directly to Borrower (and not to the Lockbox Account) so long as (a) such collections and proceeds shall be held in trust by Borrower for the benefit of Lender, (b) Borrower immediately remits such collections and proceeds, in the form received, to the appropriate Lockbox Account, (c) on a daily basis, Borrower sends Lender (i) evidence of such deposit (on the date of such deposit) together with copies of the deposited checks or (ii) a notice that no deposits were made on such day. Whether or not there shall occur and be existing and Event of Default, Lender may, in its sole discretion, instruct Account Debtors to remit payments directly to the Lockbox Accounts and not Borrower.”

(d)  Section 2.7 of the Loan Agreement is hereby amended by amending the first sentence thereof in its entirety to read as follows:

“Interest on the outstanding balance of Term Loan A shall be payable monthly in arrears on the first day of each calendar month at an annual rate of (i) the Prime Rate plus eight percent (8%) during the period commencing on the Amendment No. 1 Effective Date and continuing through the later of (x) February 28, 2006 or (y) the repayment in full in cash of the Term Loan Facilities and (ii) the Prime Rate plus four percent (4%) at all other times, provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than six and one half percent (6.50%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.”

(e)  Section 2.8 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“(a) Payment of principal (in addition to the interest payments in Section 2.7) and all other amounts outstanding under Term Loan A shall be payable in equal monthly installments of $208,333.33 each beginning October 1, 2005 and continuing on the first day of each month thereafter.

(b) The unpaid principal amount of Term Loan A and all other Obligations under Term Loan A shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon an Event of Default, and (ii) February 28, 2006 (such earlier date being the “Term Loan A Maturity Date”).”

(f)  Section 2.10 of the Loan Agreement is hereby amended by amending the first sentence thereof in its entirety to read as follows:

“Interest on the outstanding balance of Term Loan B shall be payable monthly in arrears on the first day of each calendar month at an annual rate of (i) the Prime Rate plus eight percent (8%) during the period commencing on the Amendment No. 1 Effective Date and continuing through the later of (x) February 28, 2006 or (y) the repayment in full in cash of the Term Loan Facilities and (ii) the Prime Rate plus four percent (4%) at all other times, provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than six and one half percent (6.50%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.”

(g)  Section 2.11 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“(a) Payment of principal (in addition to the interest payments in Section 2.10) and all other amounts outstanding under Term Loan B shall be payable in equal monthly installments of $266,666.67 each beginning October 1, 2005 and continuing on the first day of each month thereafter.

(b) The unpaid principal amount of Term Loan B and all other Obligations under Term Loan B shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon an Event of Default, and (ii) February 28, 2006 (such earlier date being the “Term Loan B Maturity Date”).”

(h)  Section 3.5 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Section 3.5. Default Rate of Interest. Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by (i) 0% if such Event of Default occurs at any time from the Amendment No. 1 Effective Date through and including February 28, 2006 and (ii) 4.0% per annum if such Event of Default occurs at any other time (the “Default Rate”).”

(i)  The first sentence of Section 5.20(b) is hereby deleted in its entirety.

(j)  Paragraphs 1, 2 and 3 of Annex 1 to the Loan Agreement are hereby amended in their entirety to read as follows:

“1)
Minimum EBITDA
Borrower shall maintain for each period set forth below a minimum EBITDA of not less than the amount set forth below opposite such period and for the Test Period ending on each subsequent month thereafter in an amount not less than $5,170,000.

Period:	Minimum EBITDA:
For the three (3) month period ending November 30, 2005	$1,150,000
For the four (4) month period ending December 31, 2005	$1,490,000
For the five (5) month period ending January 31, 2006	$1,830,000
For the six (6) month period ending February 28, 2006	$2,170,000
For the seven (7) month period ending March 31, 2006	$2,670,000
For the eight (8) month period ending April 30, 2006	$3,170,000
For the nine (9) month period ending May 31, 2006	$3,670,000
For the ten (10) month period ending June 30, 2006	$4,170,000
For the eleven (11) month period ending July 31, 200	$4,670,000
For the twelve (12) month period ending August 31, 2006	$5,170,000

2)	Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

Borrower shall not permit the Fixed Charge Coverage for the Test Periods ending on the last day of the (i) fiscal quarter ending November 30, 2005 and February 28, 2006 to be less than 0.65 to 1 and (ii) fiscal quarters ending February 28, 2006, May 31, 2006, August 31, 2006 and for the twelve month period ending November 30, 2006 and at the end of each month thereafter for the twelve months then ended to be less than 1.5:1.00. For the purposes of this covenant, Fixed Charges shall be reduced by the amount of net proceeds realized by Borrower from its Equity Raise (as defined in Section 6(a) of Amendment No. 1) to the extent such proceeds are applied to reduce the outstanding balance of the Term Loan Facilities.

3)	Minimum Liquidity and Working Capital

Borrower shall at all times have Available Cash on hand of not less than (i) $0 from the Amendment No. 1 Effective Date through February 28, 2006 and (ii) $500,000 at all other times (the amount in (i) and (ii) above, the “Required Liquidity Amount”); provided, however, that payments made by or on behalf of Borrower prior to Closing, including without limitation, commitment fees paid to Lender and all out of pocket expenses in connection with this transaction (for the avoidance of doubt, such amounts shall include $150,000 paid by Farwell with respect to the Commitment Fee and $100,000 paid by Farwell for expenses incurred in connection with the Closing) will reduce such Available Cash requirement on a dollar for dollar basis; provided, further, that if Available Cash on hand is less than the Required Liquidity Amount at any time, Borrower shall be required to raise additional equity in an amount sufficient to restore Available Cash in the amount of the Required Liquidity Amount by not later than ten (10) calendar days after the occurrence of such breach and otherwise pursuant to documentation and terms satisfactory to Lender.”

(k)  Annex 1 of the Loan Agreement is hereby further amended by amending the following defined terms in its entirety to read as follows:

“Test Period” shall mean the twelve most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto; provided that for (i) the Test Period ended November 30, 2005 shall mean the three month period then ended, (ii) the Test Period ended December 31, 2005 shall mean the four month period then ended, (iii) the Test Period ended January 31, 2006 shall mean the five month period then ended, (iv) the Test Period ended February 28, 2006 shall mean the six month period then ended, (v) the Test Period ended March 31, 2006 shall mean the seven month period then ended, (vi) the Test Period ended April 30, 2006 shall mean the eight month period then ended, (vii) the Test Period ended May 31, 2006 shall mean the nine month period then ended, (viii) the Test Period ended June 30, 2006 shall mean the ten month period then ended, (ix) the Test Period ended July 31, 2006 shall mean the eleven month period then ended, and (x) the Test Period ended August 31, 2006 shall mean the twelve month period then ended.

“Non-Compliance Fee” shall mean a daily fee payable by Borrower equal to (x) $0 at any time from the Amendment No. 1 Effective Date through and including February 28, 2006 and (y) after February 28, 2006, the greater of (i) $500, or (ii) five one-hundredths of one percent (0.05%) of the outstanding principal balance of the Obligations as of any date of determination.

(l)  Appendix A to the Loan Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order to read in their entirety as follows:

“Amendment No. 1” shall mean Waiver and Amendment No. 1 to Credit and Security Agreement dated as of December 13, 2005.

“Amendment No. 1 Effective Date” shall mean December 13, 2005.

(m)  Appendix A to the Loan Agreement is hereby amended by deleting the defined terms “Borrowing Base for Eligible Inventory”, “Eligible Inventory” and “Inventory Percentage”.

(n)  Schedules 5.4 and 5.11 to the Loan Agreement are hereby amended in their entirety to read as provided in Schedules 5.4 and 5.11 attached to Amendment No. 1.

5.  Intellectual Property Amendment. Schedule C to the Intellectual Property Security Agreement, dated as of the Closing Date between Oblio and Lender, and Schedule 5.11 of the Loan Agreement are hereby amended by inserting the following trademarks:

Trademark
Mark	Registration Number	Registered Owner
BRAVO!	2802973	Oblio Telecom, Inc.

Pending
Marks	Serial Number	Registered Owner
SOLO	78725114	Oblio Telecom, Inc.
SMART 1	76314895	Oblio Telecom, Inc.

6.  Conditions of Effectiveness. This Amendment shall become effective upon Lender’s receipt of the following items in form and substance satisfactory to Lender and its counsel:

(a)  four (4) copies of this Amendment duly executed by Credit Parties;

(b)  an amendment fee (“Amendment No.1 Fee”) equal to 0.25% of the sum of the Facility Cap plus the outstanding principal balance of the Term Loan Facilities, which Amendment No.1 Fee shall be earned in full on the Amendment No. 1 Effective Date and payable on the earlier to occur (x) the occurrence of an Event of Default and (y) February 28, 2006;

(c)  the accrued Non-Compliance Fee in the sum of $228,420.04 for the period commencing November 9, 2005 and continuing until the Amendment No. 1 Effective Date, which fee shall be earned in full on the Amendment No. 1 Effective Date and payable on the earlier to occur (x) the occurrence of an Event of Default and (y) February 28, 2006;

(d)  Borrower shall pay all costs, fees and expenses of Lender (including the reasonable costs, fees and expenses of Lender’s in-house and outside counsel, consultants and appraisers) incurred by Lender in connection with the negotiation, preparation and closing of this Amendment No. 1, including, without limitation, the costs (x) of that certain Inventory appraisal prepared by NASSI Group and (y) incurred in connection with the due diligence services of Capstone Advisory Group, LLC, including its services with respect to the historical performance and prospective business plans of the Borrower; and

(e)  such other certificates, instruments, documents and agreements as may be required by Lender or its counsel.

7.  Additional Covenants.

(a)  By not later than February 28, 2006, Credit Parties shall take all steps necessary and appropriate to raise additional equity in an amount sufficient to repay in full in cash the outstanding amount of the Term Loan Facilities (the “Equity Raise”). By not later than January 9, 2006, Credit Parties shall have obtained a bona fide signed letter of intent or proposal letter with respect to the Equity Raise from a third party financial institution or investor acceptable to Lender in its Permitted Discretion and containing terms and conditions acceptable to Lender in its Permitted Discretion. Credit Parties acknowledges and agrees that the Equity Raise is consistent with the sound exercise of Borrower’s fiduciary duties based upon each Credit Party’s current business operations and financial condition, and in furtherance thereof, Credit Parties shall consummate the Equity Raise if a bona fide offer therefor acceptable to Lender in its Permitted Discretion is obtained from a third party financial institution or investor acceptable to Lender in its Permitted Discretion.

(b)  By no later than January 15, 2006, the stock of Thomas Equipment, Inc. will be traded on the American Stock Exchange.

(c)  In the event the outstanding balance of the Term Loan Facilities is not repaid in full in cash by February 28, 2006, Borrower shall pay a daily fee, in addition to all other interest, fees and charges payable pursuant to the Loan Agreement, equal to five one-hundredths of one percent (0.05%) of the outstanding principal balance of the sum of Term Loan A and Term Loan B as of any date of determination from the Amendment No. 1 Effective Date through and including February 28, 2006.

8.  Representations and Warranties. Each Credit Party hereby represents and warrants as follows:

(a)  This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Credit Parties and are enforceable against Credit Parties in accordance with their respective terms.

(b)  Upon the effectiveness of this Amendment, each Credit Party hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the other Loan Documents to which it is a party to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c)  Except as otherwise provided herein, no Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d)  No Credit Party has any defense, counterclaim or offset with respect to the Loan Agreement or any other Loan Document to which it is a party.

9.  Effect on the Loan Agreement.

(a)  Upon the effectiveness of Sections 4 and 5 hereof, each reference in the Loan Agreement or any other Loan Document to “this Agreement,”“hereunder,”“hereof,”“herein” or words of like import shall mean and be a reference to the Loan Agreement or the applicable Loan Documents as amended hereby.

(b)  Except as specifically amended herein, the Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)  Except as provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other Loan Documents.

10.  Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document (including this Amendment) or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

11.  Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12.  Release. Each Credit Party hereby releases, remises, acquits and forever discharges Lender and its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, members, managers, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, affiliates and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, Obligations, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to (i) this Amendment, the Loan Agreement and the other Loan Documents, or (ii) any matter related to the foregoing (all of the foregoing hereinafter called the “Released Matters”). Each Credit Party acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

13.  Expenses. Credit Parties shall pay all reasonable costs, fees and expenses of Lender (including the reasonable costs, fees and expenses of Lender’s in-house and outside counsel, consultants and appraisers (including, without limitation, that certain appraisal of Borrower’s inventory prepared or being prepared by NASSI Group and all expenses of Capstone Advisory Group, LLC)) incurred by Lender from and after the date of this Amendment in connection with the administration and enforcement of this Amendment. Each Credit Party further agrees that Advances under the Revolving Facility may be made automatically by the Lenders for the payment of costs, fees and expenses of Lender (including the reasonable costs, fees and expenses of Lender’s in-house and outside counsel, consultants and appraisers).

14.  Management Fees. Each Credit Party represents and acknowledges that Borrower has not paid and neither Parent, Farwell nor any of their respective Affiliates have received any management or services fee (“Distribution”) from any Borrower, whether under a management services agreement or otherwise. Should any Distribution, in respect of management or service fees, be collected or received by Parent, Farwell or any of their respective Affiliates from Borrower prior to the payment in full in cash of the Obligations and the termination of the Loan Agreement, then Parent, Farwell or such Affiliate shall forthwith deliver, or cause to be delivered, the same to Lender in precisely the form held by Parent, Farwell or such Affiliate (except for any necessary endorsement) and until so delivered, the same shall be held in trust by Parent, Farwell or any such Affiliate, as the property of Lender and shall not be commingled with other property of the Parent, Farwell or any such Affiliate.

15.  Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has duly executed this Amendment No. 1 as of the date first written above.

CAPITALSOURCE FINANCE LLC

By:	/s/ Stephen M. Klein
Name:	Stephen M. Klein
Its:	Managing Director

OBLIO TELECOM, INC.

By:	/s/ Daniel Guimond
Name:	Daniel Guimond
Its:	Chief Financial Officer

PINLESS, INC.

By:	/s/ Daniel Guimond
Name:	Daniel Guimond
Its:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:

TITAN GLOBAL HOLDINGS, INC.

By: /s/ David M. Marks

Name: David M. Marks
Title: Chairman

FARWELL EQUITY PARTNERS, LLC

By: /s/ David M. Marks

Name: David M. Marks
Its: Managing Member